Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Minerva Surgical, Inc.

Santa Clara, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 22, 2021, except for the “Reverse Stock Split” paragraph of Note 2, as to which the date is October 15, 2021, relating to the financial statements of Minerva Surgical, Inc. (the “Company”) which is included in the Company’s Registration Statement on Form S-1 (No. 333-259832), as amended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Jose, California

October 25, 2021